Exhibit 99.1

Cohu to Acquire Ismeca

POWAY, CA. December 9, 2012 – Cohu, Inc. (NASDAQ: COHU) today announced that it has agreed to acquire Ismeca Semiconductor Holding SA (Ismeca) from Schweiter Technologies AG for $54.5 million, plus acquired cash, to be funded out of Cohu’s existing cash reserves. The transaction is subject to certain closing conditions and is expected to be completed during Cohu’s first fiscal quarter of 2013.

Ismeca, with headquarters in La Chaux-de-Fonds, Switzerland and major operations in Malacca, Malaysia and Suzhou, China, designs, manufactures and sells turret-based test handling and back-end finishing equipment for ICs, LEDs and discrete components. Ismeca’s unaudited sales for the twelve months ended June 2012 were approximately $84 million.

James A. Donahue, Cohu Chairman, President and Chief Executive Officer stated, “With the acquisition of the #1 turret company, Cohu extends its leadership position and product portfolio in the semiconductor test handler market. Ismeca is also a leader in the LED market which is projected to experience significant growth as this technology is broadly adopted for general lighting. This transaction strengthens Cohu’s position in semiconductor test handlers and significantly expands our addressable market.”

Donahue continued, “We will offer customers the broadest range of test handling solutions, spanning pick and place, gravity, test-in-strip, and now, turret-based equipment. Additionally, Ismeca is an established leader in back-end finishing equipment for IC, LED and discrete components. This transaction is expected to provide significant operational synergies, leveraging Ismeca’s manufacturing operations in Asia and strengthening our market-leading global sales and service organization.”

Donahue concluded, “With no product overlap and clear operational synergies, we believe the acquisition of Ismeca will have substantial long-term benefits for Cohu’s shareholders, customers and employees. Though the near term prospects for the backend semiconductor equipment industry are uncertain, we expect this acquisition to deliver EPS accretion greater than 20% when business conditions improve.”

Following the acquisition, Ismeca will continue to be led by its current senior management team, including President Lorenzo Giarrè, and will join Delta Design, Inc. and Rasco GmbH in Cohu’s Semiconductor Equipment Group (SEG). Luis A. Müller, Cohu SEG President, stated, “Our acquisition of Rasco in 2008 has been highly successful and this is a logical, further expansion of our served market. We have been impressed with the talented and experienced Ismeca team and look forward to working together to grow sales in our traditional IC test handling segment and expand into the LED and discrete markets.”

A conference call to discuss the acquisition will take place at 8 a.m. Pacific Time/11:00 a.m. Eastern time, Monday, December 10, 2012. The call will be broadcast simultaneously over the Internet. Interested investors can access the webcast and accompanying slide presentation at http://www.cohu.com and click on “Investor Information” at least five minutes before the call begins. The webcast, slide presentation and transcript of the conference call will be archived on our website.

Forward Looking Statements:

Certain matters discussed in this release, including statements concerning the expected transaction completion date, the growth of the LED market, anticipated operational synergies to be gained from the acquisition, long-term benefits to Cohu stakeholders, the expected future operating results of Cohu and Ismeca and anticipated EPS accretion from the acquisition, expectations concerning growth in sales in IC test handling equipment and the LED and discrete markets and the Ismeca management team following closing are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, our ability to successfully manage the acquisition of Ismeca including difficulties and increased costs in connection with the integration of operations, diversion of management’s attention from other operations, the potential loss of key employees of Ismeca and the lack of synergy, or the inability to realize expected synergies, resulting from the acquisition, inventory, goodwill and other intangible asset write-downs, our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; customer orders may be canceled or delayed; the concentration of our revenues from a limited number of customers; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; and the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers. These and other risks and uncertainties are discussed more fully in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

About Cohu:

Cohu is a supplier of test handling, burn-in, thermal subsystems and MEMS test solutions used by the global semiconductor industry as well as a supplier of microwave communications and video equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones - Investor Relations (858) 848-8106.